EXHIBIT (a)(5)(i)

For Immediate Release

Western Asset Inflation Management Fund Inc.

Announces Preliminary Results of Tender Offer

New York, NY, January 17, 2007 — Western Asset Inflation Management Fund Inc. (NYSE: IMF) (the “Fund”) announced today that the Fund’s tender offer for 433,463 of its issued and outstanding shares of common stock, representing approximately 5% of the Fund’s outstanding shares, expired on Wednesday, January 17, 2007 at 5:00 p.m., New York City time. The tender offer is pursuant to a Settlement Agreement, dated as of February 13, 2006, between the Fund and Karpus Management, Inc. (including certain affiliates thereof).

Based upon current information, approximately 5,308,896 shares were tendered, including shares tendered pursuant to notices of guaranteed delivery. This number is subject to adjustment and should not be considered as final. Because the number of shares tendered exceeds 433,463 shares, the tender offer has been oversubscribed. Therefore, in accordance with the terms of the tender offer, the Fund will purchase shares on a pro rata basis for all tendering stockholders. Payment for such shares will be made on or about January 25, 2007. The purchase price of properly tendered shares is $17.08 per share (which is 98% of the net asset value per share determined as of the close of the regular trading session of the New York Stock Exchange on January 17, 2007).

Western Asset Inflation Management Fund Inc. is a closed-end management investment company whose primary objective is total return. Current income is a secondary objective. The Fund is traded on the New York Stock Exchange under the trading symbol “IMF”. The Fund is advised by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company and Western Asset Management Company Limited, affiliates of the Investment Advisor.

Periodically updated information on the Fund can be obtained by calling the Fund’s dedicated telephone line. Information provided includes a recorded update revealing the net asset value, market price and other information. The Fund’s toll free number is (888) 777-0102.

Contact:	Brenda Grandell
Director, Closed-End Funds
Legg Mason & Co., LLC
212-291-3775

Media Relations:	Mary Athridge
Media Relations
Legg Mason & Co., LLC
212-559-0104

THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.